Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. announces quarterly dividend GREEN BAY, Wis. (January 29, 2025) – Schneider (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that on January 27, 2025, its Board of Directors declared a quarterly cash dividend of $0.095 per share on its Class A and Class B common stock, payable to shareholders of record as of March 14, 2025. The dividend is expected to be paid on April 9, 2025. About Schneider Schneider is a premier multimodal provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. Schneider has been safely delivering superior customer experiences and investing in innovation for 90 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and X: @WeAreSchneider. Source: Schneider SNDR -END-